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                      December 8, 2023

       Roland Kohl
       Chief Executive Officer
       Highway Holdings Ltd.
       Suite 1801, Level 18, Landmark North 39 Lung Sum Avenue
       Sheung Shui
       New Territories, Hong Kong

                                                        Re: Highway Holdings
Ltd.
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2023
                                                            File No. 001-38490

       Dear Roland Kohl:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Istvan Benko